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                                                                Exhibit 4.4(h)

                           CERTIFICATE OF AMENDMENT

                                    TO THE

                       CERTIFICATE OF INCORPORATION OF

                            LOMAK PETROLEUM, INC.

      (Pursuant to Section 242 of the Delaware General Corporation Law)


Lomak Petroleum, Inc., a Delaware corporation (the "Corporation"), DOES HEREBY
CERTIFY:

        FIRST:  The name of the Corporation is Lomak Petroleum, Inc.

       SECOND: The amendment to the Certificate of Incorporation of the Corporation effected by this certificate shall provide:

                that the number of authorized shares of the Corporations Common Stock be increased from 20 million shares to 35 million shares; and that the number of authorized shares of the Corporation's Preferred Stock be increased from 2 million shares to 4 million shares.

        THIRD: To accomplish the foregoing amendment, the present Article FOURTH is hereby amended to begin as follows:

                "FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 39 million shares, divided into classes as follows:

                35 million      Common shares having a par value of
                                $.01 per share; and

                4 million       Preferred shares having a par value of
                                $1.00 per share.

        FOURTH: The remainder of Article FOURTH shall remain unchanged.

        FIFTH: The above amendment to the Certiciate of Incorporation of the Corporation was duly adopted by unanimous approval of the Board of Directors of the Corporation and has
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been duly approved by the stockholders owning more than a majority of the
Corporation's outstanding shares of stock entitled to vote in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, said Lomak Petroleum, Inc. has caused this Certificate to be signed by Jeffrey A. Bynum, its Vice President - Land and Corporate Secretary, and attested by Amy L. Laubscher, its Assistant Secretary, as of the 24th day of May, 1996.


                                        LOMAK PETROLEUM, INC.

                                        By: /s/ Jeffery A. Bynum
                                           ----------------------------------
                                           Jeffery A. Bynum
                                           Vice President - Land and
                                           Corporate Secretary



ATTEST:

By: /s/ Amy L. Laubscher
  ----------------------------------
  Amy L. Laubscher
  Assistant Secretary